Exhibit 99.3

FORM OF LETTER

TO NOMINEES WHOSE CLIENTS ARE BENEFICIAL HOLDERS

Subscription Rights to Shareholders of Jacksonville Bancorp, Inc.

[                    ], 2013

To Securities Dealers,

Commercial Banks, Trust

Companies and Other

Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Jacksonville Bancorp, Inc. (the “Company”) of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to nontransferable subscription rights (the “Rights”) distributed to all holders of record (other than certain excluded shareholders as described in the Prospectus, the “Record Holders”) of Common Stock, at 5:00 p.m., New York time, on [                    ], 2013 (the “Record Date”). The Rights and Common Stock are described in the offering prospectus dated [                    ], 2013 (the “Prospectus”). The subscription agent for the Rights Offering is Registrar and Transfer Company (the “Subscription Agent”).

The Rights will expire, if not exercised prior to 5:00 p.m., New York time, on [                    ], 2013, unless extended (the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., New York time, on the Record Date. Each Right will allow the holder thereof to subscribe for [            ] shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.50 per full share (the “Subscription Price”). We will not issue fractional shares of Common Stock in the Rights Offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number, a holder would otherwise be entitled to purchase. For example, if a holder owned 100 shares of Common Stock as of 5:00 p.m., New York time, on the Record Date, it would receive 100 Rights and would have the right to purchase [            ] shares of Common Stock for a total Subscription Price of $[            ].

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an oversubscription privilege (the “Oversubscription Privilege”) to purchase a portion of any shares of Common Stock that are not purchased by other holders through the exercise of their Basic Subscription Privileges (the “Oversubscription Shares”), subject to the availability and pro rata allocation of the Oversubscription Shares among all persons exercising this Oversubscription Privilege, and subject to other limitations described in the Prospectus. To the extent the Oversubscription Shares are not sufficient to satisfy all of the properly exercised Oversubscription Privileges, then the Oversubscription Shares will be allocated among holders who oversubscribed on a pro rata basis, by multiplying the number of shares requested by each holder through the exercise of its Oversubscription Privilege by a fraction that equals (x) the number of Oversubscription Shares divided by (y) the total number of shares requested by all holders through the exercise of their Oversubscription Privileges.

Each holder will be required to submit payment in full for all the shares it wishes to buy with its Oversubscription Privilege. Because we will not know the total number of Oversubscription Shares prior to the expiration of the Rights Offering, if a holder wishes to maximize the number of shares it may purchase pursuant to the holder’s Oversubscription Privilege, the holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the holder (i.e., the amount of the holder’s full Basic Subscription Privilege and assuming the holder is allocated the full amount of the shares the holder elects to purchase pursuant to its Oversubscription Privilege).

The Company can provide no assurances that each holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a holder’s exercise of the Oversubscription Privilege if all of the holders exercise their Basic Subscription Privileges in full, and we will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges and subject to certain limitations as described in the Prospectus.

To the extent the aggregate Subscription Price of the maximum number of Oversubscription Shares available to a holder pursuant to the Oversubscription Privilege is less than the amount the holder actually paid in connection with the exercise of the Oversubscription Privilege, the holder will be allocated only the number of Oversubscription Shares available to it as soon as practicable after the Expiration Time, and the holder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable. To the extent the amount the holder actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Oversubscription Shares available to the holder pursuant to the Oversubscription Privilege, such holder will be allocated the number of Oversubscription Shares for which it actually paid in connection with the Oversubscription Privilege. See “The Rights Offering—Oversubscription Privilege.” There are limits on the amount of shares that a holder may purchase pursuant to its Basic Subscription Privilege and its Oversubscription Privilege. See “The Rights Offering—Limitations on the Amount You May Purchase.”

The Rights will be evidenced by a nontransferable Rights certificate (the “Rights Certificate”) registered in the Record Holder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking the nominees who hold shares of Common Stock beneficially for others and who have received the Rights distributable with respect to those shares, to notify the beneficial owner of the Rights Offering. Beneficial owners who hold their shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights, on their behalf, should contact the appropriate institution or nominee and request it to effect the Rights transaction for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to the Use of Jacksonville Bancorp, Inc. Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Nominee Holder Certification; and

5. A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price prior to the Expiration Time. Failure to return the properly completed Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A Rights holder cannot revoke the exercise of its Rights, even if the Rights Offering is extended by the Company.

Additional copies of the enclosed materials may be obtained from the Subscription Agent for the Rights Offering, Registrar and Transfer Company, at (800) 368-5948 or info@rtco.com. Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent.

Very truly yours,

Jacksonville Bancorp, Inc.

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